EX-35.3
(logo) Wilshire

Wilshire Credit Corporation

Payments
P.O. Box 105344; Atlanta, GA 30348-5344
or P.O. Box 7195; Pasadena, CA 91109-7195

Correspondence
P.O. Box 8517; Portland, OR 97207-8517

Phone
(503) 952-7947
(888) 502-0100

Fax
(503) 952-7476

Web Site
www.wcc.ml.com


March 7, 2008

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, MD 21045
Attn: Servicer Compliance Team

Merrill Lynch Mortgage Investors, Inc.
250 Vesey Street
4 World Financial Center, 10th Floor
New York, New York 10080
Attn: Ketan Parekh


Re: Annual Officer's Certificate
    (Wilshire Pool 1617) The Servicing Agreement, dated as of October 1, 2007, (the 'Agreement") among Merrill Lynch Mortgage Investors, Inc., (the "Depositor') and Wilshire Credit Corporation, (the "Servicer") for the Merrill Lynch Alternative Note Asset Trust Series 2007-OAR5, Wells Fargo Bank, N.A., (the "Master Servicer").

I, Ken Frye, Senior Vice President, Loan Servicing, Wilshire Credit Corporation, (the "Servicer"), hereby certify that:

(1) A review of the activities of the Servicer during the preceding calendar year and of the performance of the Servicer under the Pooling and Servicing Agreement (the "Servicing Agreement") has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the Servicing Agreement in all material respects throughout such year or a portion thereof.


WILSHIRE CREDIT CORPORATION, SERVICER


Certified By: /s/ Ken Frye
Name: Ken Frye
Title: Senior Vice President, Loan Servicing